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EXHIBIT 10.2

CONSULTING AND NON-COMPETE AGREEMENT

        This CONSULTING AND NON-COMPETE AGREEMENT (this "Agreement"), is entered into this 19th day of February, 2002, by and among CAREMARK RX, INC., a Delaware corporation (together with its subsidiaries and affiliates, "Caremark"), and JOHN ARLOTTA ("Consultant").

        WHEREAS, Consultant and Caremark entered into an Employment Agreement dated January 1, 2000 (the "Employment Agreement") setting forth the terms and conditions of Consultant's employment with Caremark;

        WHEREAS, Consultant and Caremark have agreed that Consultant's Employment Agreement will be terminated and Consultant will be retained as a consultant by Caremark as provided herein;

        WHEREAS, Caremark and Consultant wish to set forth in this Agreement their understanding with respect to the terms and conditions of Consultant's consulting and non-competition arrangement with Caremark.

        NOW, THEREFORE, in consideration of the provisions hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.    Definitions. The following terms shall have the meanings set forth below:

  "Confidential Information" means any data or information (other than Trade Secrets) that is valuable to Caremark (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the pharmaceutical services industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs and processes; shareholder information; pricing, costs or profit factors; quality programs; strategic planning; business operations; financial condition; annual budget and long-range business plans; marketing plans and methods; contracts and bids; and personnel. The term "Confidential Information" does not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the party to which such information pertains, or (ii) is obtained by Consultant on a non-confidential basis from a third party and which Consultant is not prohibited from disclosing by a legal, contractual or fiduciary duty owed to Caremark.

  "Compensation" shall mean the amounts paid by Caremark for Consultant's consulting services and non-competition agreements, as set forth in Section 5 hereof.

  "Effective Date" shall mean Monday, February 25, 2002.

  "Restricted Business" shall mean the business of providing pharmaceutical services (including, without limitation, prescription benefit management services, specialty distribution services and disease management services) to employers, insurance companies, unions, government employee groups, governmental entities, government program beneficiaries, managed care organizations, coalitions, other sponsors of health benefit plans and individuals.

  "Restricted Period" shall mean a period of three (3) years after the Effective Date for purposes of Section 10 and a period of five (5) years after the Effective Date for purposes of Sections 7, 8 and 9.

  "Term of this Agreement" shall mean the period of time specified in Section 4 hereof.

  "Territory" shall mean the United States and Puerto Rico, or such lesser territory in which Caremark actually is conducting its business at the time of enforcement.

  "Trade Secret" shall mean information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process (including, without limitation, any process relating to customer bids or requests for proposal), financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        2.    Termination of Employment Agreement. On the Effective Date, the Employment Agreement shall be deemed terminated and of no further force or effect. Following such termination, neither party shall have any further obligations of payment or performance thereunder except for any compensation and any benefits, including, but not limited, to vacation accrual, due and payable under the Employment Agreement prior to the Effective Date.

        3.    Duties of Consultant. Consultant shall be engaged by Caremark as a consultant during the Term of this Agreement, and Consultant hereby accepts such engagement. Consultant shall report directly to the Chairman of the Board of Directors of Caremark Rx, Inc. (the "Chairman") or his designee, and shall provide such consulting services related to strategy and operational issues related to the Restricted Business as shall from time to time be required by the Chairman in writing or otherwise. Consultant shall not be authorized to bind or act on behalf of Caremark unless specifically authorized in writing to do so by the Chairman.

        The parties agree that Consultant's consulting services are intended to assist Caremark in its prescription benefit management, specialty distribution and disease management services and that the benefit to be obtained under this Agreement by Caremark is the benefit of Consultant's knowledge, experience and contacts gained over the years in the operation of Caremark's businesses and in the healthcare industry generally. Consultant shall be provided with reasonable notice as to the services requested hereunder, and such services shall only be requested to be provided during normal business hours at a time that is mutually agreeable to both parties. Consulting duties will be primarily performed through telephone or email, and are expected to be on a limited, part-time basis. Caremark and Consultant will cooperate with each other to arrange for consulting duties to be performed at times and in a manner that does not unreasonably interfere with any subsequent employment of Consultant as described in Section 5(e). Caremark will reimburse all reasonable expenses incurred by Consultant in performing such duties in accordance with standard corporate reimbursement procedures. Consultant will provide reports concerning consulting services performed pursuant to this Agreement if requested by the Chairman.

        4.    Term of Agreement. Unless earlier terminated under Section 16, the Term of this Agreement shall begin on the Effective Date and end at the close of business on the third anniversary of the Effective Date.

        5.    Compensation. In consideration of the consulting services and non-competition agreements provided by Consultant in this Agreement, Caremark shall pay Consultant the following compensation:

  (a)
  Cash Payments. Consultant shall be paid cash payments by Caremark as follows: (i) $45,833.33 per month (pro-rated for any partial year during the Term), payable in bi-weekly installments; and (ii) a lump sum payment of $550,000 for each year during the Term (i.e., 2002, 2003 and 2004), payable in the first calendar quarter of 2003, 2004 and 2005, respectively, but only if Caremark makes annual distributions to eligible participants under its management incentive compensation plan then in effect for the applicable Term year. The bonus payment for 2001, payable in the first quarter of 2002, will be paid based on the performance criteria established for executives of Caremark for the fiscal year 2001.

  (b)
  Benefits. During the Term of this Agreement, Consultant shall be eligible to participate in benefit plans and programs (including health and welfare plans and the executive benefits program) available to executive officers of Caremark in effect from time to time. The executive benefits program made available to Consultant includes payment during the Term of Consultant's dues for use of Caremark's corporate membership at Royal Melbourne Country Club in Long Grove, Illinois. At the end of the Term, Consultant agrees to take all reasonable actions necessary to transfer use of such membership to Caremark, or at Consultant's option, Consultant may acquire the membership from Caremark by paying to Caremark an amount equal to the membership demand deposit.

  (c)
  Stock Options. All stock options granted to Consultant by Caremark, as set forth on Exhibit A hereto, shall vest 100% on the Effective Date. Consultant's stock options will remain exercisable until the earlier of (i) their latest stated expiration date (excluding earlier termination for any reason including, without limitation, by reason of termination of service); (ii) expiration of the Term of this Agreement; (iii) 12 months following Consultant's death; or (iv) 90 days following earlier termination of the Agreement pursuant to Section 15. Consultant acknowledges and agrees that he is currently a "Designated Individual" under Caremark's Stock Trading Policy and that he will remain subject to the stock trading restrictions for Designated Individuals for a period of 6 months after the Effective Date. In any event, Consultant does not desire to have material, non-public information after the Effective Date of this Agreement, and Caremark does not intend to share such information with Consultant unless necessary for Consultant to perform his consulting duties hereunder. In every other respect related to Consultant's stock options and the purchase and sale of the underlying stock, Consultant will be treated the same as any other executive officer of Caremark.

  (d)
  Arm's Length Negotiation. The Compensation to be paid to Consultant is the result of arm's length negotiations between Consultant and Caremark and reflects (a) their mutual desire to terminate the Employment Agreement; (b) Caremark's desire to have continued access to Consultant's unique skills and abilities and Consultant's agreement to make his consulting services available to Caremark hereunder; and (c) Consultant's non-compete agreement and other restrictions as set forth in Sections 6, 7, 8, 9 and 10 of this Agreement.

  (e)
  Subsequent Employment. Subject to the covenants contained in Section 6, 7, 8, 9, and 10 of this Agreement, Consultant shall be entitled to receive all payments and benefits to the extent provided in this Agreement regardless of whether Consultant obtains other employment, whether full time, part-time or as a consultant, following termination of his Employment Agreement with Caremark. Caremark also agrees to confirm the time commitment made by Consultant hereunder and provide positive references to potential employers, whenever reasonably requested by Consultant.

        6.    Trade Secrets. Consultant hereby covenants and agrees that he will hold in confidence all Trade Secrets of Caremark and will not disclose, publish or make use of such Trade Secrets at any time after the Effective Date, except as is necessary to perform duties assigned him by the Chairman or as specifically authorized in writing by the Chairman, for as long as the information remains a Trade Secret.

        7.    Confidential Information. Consultant hereby covenants and agrees that, during the Restricted Period, he will hold in confidence all Confidential Information of Caremark and will not disclose, publish or make use of such Confidential Information, except as is necessary to perform duties assigned to him by the Chairman or as specifically authorized in writing by the Chairman.

        8.    Nonsolicitation of Employees. Consultant hereby covenants and agrees that he will not, during the Restricted Period, either directly or indirectly, on his own behalf or on behalf of others, solicit or divert or attempt to solicit or divert for employment or other engagement to provide services, any person who, as of the Effective Date, within 6 months prior to the Effective Date or at any time during the Term, is or was employed by or engaged to provide services for Caremark.

        9.    Nonsolicitation of Customers and Suppliers. Consultant hereby covenants and agrees that he will not, within the Territory and during the Restricted Period, solicit or attempt to solicit on his own behalf or on behalf of any business engaged in any Restricted Business from any person or entity who, as of the Effective Date, within 12 months prior to the Effective Date or at any time during the Term, is or was a customer or supplier to Caremark or is an actively sought prospective customer or supplier of Caremark.

        10.  Noncompetition. Consultant hereby covenants and agrees that he will not, within the Territory and during the Restricted Period, either directly or indirectly, on his own behalf or in the service or on behalf of others, engage in, establish, have any equity or profit interest in, make any loan to or for the benefit of, or render services (of any product development or design, operations, advertising, marketing, sales, administrative, logistics, supervisory, strategic planning, management or consulting nature) to any business, entity or individual engaged in the Restricted Business.

        Notwithstanding anything in this Section 10 to the contrary, nothing herein shall prohibit Consultant, in the aggregate, from owning or acquiring a passive investment of one percent (1%) or less of the issued and outstanding capital stock of a publicly-held corporation engaged in the Restricted Business in the Territory, provided that Consultant does not, directly or indirectly, participate in the management or operation of such publicly-held corporation or organization.

        11.  Return of Materials. On the Effective Date, Consultant will deliver to Caremark all memoranda, notes, records, manuals or other documents (including, but not limited to, written instruments, voice or data recordings, or computer tapes, disks or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the businesses of Caremark or containing Trade Secrets or Confidential Information, whether made or compiled by Consultant or otherwise made available to Consultant. However, Consultant will be allowed to retain his personal files such as calendars and contact lists and at Consultant's option, Consultant may purchase his current computer equipment at the depreciated book value of the equipment upon the termination of this Agreement. All Caremark databases and all confidential and proprietary Caremark information shall be removed on the Effective Date.

        12.  Reasonable and Necessary Restrictions. Consultant acknowledges that the restrictions, prohibitions and other provisions hereof, including the Territory and Restricted Period, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of Caremark, and are a material inducement to Caremark to pay the Compensation. Consultant covenants that he will not challenge the enforceability of this Agreement nor will he raise any equitable defense to its enforcement.

        13.  Specific Performance. Consultant acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that Caremark will likely have no adequate remedy at law if he fails to perform any of those obligations. Consultant therefore confirms that Caremark has the right to specific performance of the terms of this Agreement and that this right is essential to protect the rights and interests of Caremark and to protect the benefit of Caremark's bargain with Consultant. Accordingly, in addition to any other remedies that Caremark may have at law or in equity, Caremark shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by Consultant and the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Consultant.

        14.  Release of All Claims. In consideration for the promises set forth in this Agreement, Consultant agrees to release any and all existing claims he may currently have, known or unknown,

against Caremark, its successors, assigns, directors, officers, employees and agents, including, but not limited to, any claims under his Employment Agreement. The foregoing release does not cover Consultant's compensation and benefits through the Effective Date nor any of his rights with respect to stock options, or under retirement or benefit plans or deferred compensation arrangements and does not preclude Consultant from pursuing a breach of contract action should Caremark fail to fulfill its obligations set forth in this Agreement. Consultant acknowledges that he has read and understands the terms of this Section 14, has been given sufficient time to read and understand its contents and has consulted with an attorney prior to signing this Agreement.

        15.  Termination. Caremark may terminate this Agreement prior to the end of the Term if Consultant refuses to carry out a consulting assignment properly requested of him without justification, engages in conduct materially detrimental to Caremark or commits a violation of Sections 6, 7, 8, 9 or 10 of this Agreement; provided, however, that no such early termination shall be effective unless Caremark shall have first given Consultant written notice at least 30 days prior to the time it intends to terminate the Agreement, detailing the reason for such termination. Consultant shall then have that 30-day period to cure the reasons for such termination. Consultant may terminate this Agreement upon 30 days written notice to Caremark. Termination of this Agreement under this Section 15 shall extinguish all further obligations of payment or performance hereunder, except Consultant's obligations under Sections 6, 7, 8, 9 and 10 shall survive any such termination. This Agreement will be terminated upon Consultant's death (except Consultant's estate shall be entitled to receive any life insurance or other benefits payable upon Consultant's death), but this Agreement cannot be terminated by Caremark due to Consultant's illness or disability. Nothing contained in this Section 15 shall limit remedies available to Caremark under Section 13.

        16.  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties agree that language proposed for, deleted from, or otherwise changed in the various drafts of this Agreement but not included herein, shall not be considered in any way in the interpretation and application of this Agreement and shall not in any way affect their rights and obligations.

        17.  Governing Law and Jurisdiction. This Agreement, the rights and obligations of the parties, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Alabama, not including the choice-of-law rules thereof. All disputes arising from or relating to this Agreement shall be subject to the exclusive jurisdiction of and be litigated in the Federal or state courts located in the State of Alabama. All parties hereby consent to the exclusive jurisdiction and venue of such courts for the litigation of all disputes and waive any claims of improper venue, inconvenient forum, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

        18.  State Law Protections. The restrictions stated in this Agreement are in addition to and not in lieu of protection afforded to trade secrets, confidential information and confidential relations under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the right of Caremark under applicable state law to protect its trade secrets, confidential information, confidential relations and other rights and privileges.

        19.  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Caremark, its successors and assigns. The obligations and duties of Consultant under this Agreement are personal and not assignable; provided that Consultant may designate one or more beneficiaries to receive any payments due under applicable benefit plans.

        20.  Entire Agreement. With respect to the matters specified herein, this Agreement contains the entire agreement between Caremark and Consultant and supersedes the Employment Agreement upon the Effective Date and all prior written agreements, understandings and commitments between Caremark and Consultant. This Section 20 is not intended to have any effect on Consultant's stock options, the stock option plans pursuant to which Consultant's stock options have been issued or Caremark's retirement or benefit plans.

        21.  Validity. In the event that any provisions of this Agreement are held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Agreement.

        22.  Sections and Other Headings. Sections and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        23.  Notice. Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof or upon receipt if sent by reputable courier service or the United States mail, postage prepaid, and addressed in the case of Caremark to the attention of the Chairman of the Board and Chief Executive Officer at Caremark's then principal place of business, presently 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244 and in the case of Consultant to 1900 W. Dean Road, River Hills, WI 53217. Either party may change the address to which such notices are to be addressed by giving the other party notice of such change in the manner herein set forth.

        24.  Withholding Taxes and Other Deductions. Consultant will be compensated as a W-2 employee during the Term, and Caremark shall withhold from any Compensation due Consultant under this Agreement applicable federal, state or local taxes and such other deductions as are prescribed by law.

        25.  Cooperation. Consultant acknowledges and agrees that during and after the Term, Consultant may be contacted by Caremark or its legal counsel concerning various lawsuits or other legal matters about which Consultant may have knowledge. Consultant agrees to cooperate with all reasonable requests for assistance from Caremark in this regard. Consultant further agrees to notify Caremark if Consultant is served with a subpoena or other legal process, or otherwise contacted by or asked to provide information to, any other party (including government agencies) concerning investigations, lawsuits or other legal proceedings involving Caremark. Such cooperation will be considered consulting services and subject to the provisions of Section 3.

        26.  Waiver, Amendment. No provision of this Agreement may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties.

        27.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, Caremark and Consultant have caused this Consulting and Non-Compete Agreement to be duly executed as of the date first above written.

CAREMARK RX, INC.

By:	/s/ Mac Crawford
Mac Crawford Chairman of the Board and Chief Executive Officer

/s/ John Arlotta
JOHN ARLOTTA

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CONSULTING AND NON-COMPETE AGREEMENT